Exhibit 10.14

MASTER COMMERCIAL AGREEMENT

1. Contract Number: CW2232420	Parties: Blocks 2 & 3

2. Company (“Company”):	3. Supplier (“Supplier”):
Chesapeake Operating, L.L.C.	FTS INTERNATIONAL SERVICES, LLC
6100 North Western Avenue	777 Main Street, Suite 2900
Oklahoma City, OK 73118	Fort Worth, TX 76102
United States

4. Effective Date: December 19, 2016

INTENDING TO BE LEGALLY BOUND, Company and Supplier, by their duly authorized representatives, have executed this Contract to be effective as of the day and year noted within block 4 above.

5. FOR COMPANY:	6. FOR SUPPLIER:
FTS INTERNATIONAL SERVICES, LLC

/s/ Jason Pigott	/s/ Buddy Petersen

Name: Jason Pigott	Name: Buddy Petersen
Title: Executive Vice President — Operations and	Title COO
Technical Services
Date: 12/24/2016 | 9:23:58 AM CST	Date: 12/21/2016 | 2:38:02 PM CST

CONTRACT (CW2232420)

1.              Legal Terms and Conditions

This Contract is subject to the terms and conditions of that certain MSA by and between Chesapeake Operating, Inc., now known as Chesapeake Operating, L.L.C., and Supplier dated July 9, 2012, and any amendments thereto, which is hereby incorporated by reference as if fully set forth herein.  Notwithstanding anything to the contrary contained in the MSA, the Parties expressly intend and agree that in the event of any conflict or inconsistency between the terms and conditions of the MSA and this Contract, the terms of this Contract shall govern, except that the MSA provisions governing indemnification and insurance obligations of the Parties shall not be altered or otherwise amended by any provision in this Contract.

2.              Definitions

As used in this Contract the following items shall have the following meaning:

2.1                               “Authorized Company Representative” means Company personnel with the actual authority to authorize Work.

2.2                               “Chesapeake Price List” means Supplier’s contracted pricing agreed upon by the Parties and formatted according to Chesapeake’s standard template for certain Work provided by Supplier under this Contract.

2.3                               “Contract” means all provisions contained herein, all related Scopes of Work and Orders under this Contract and all incorporated attachments.

2.4                               “Company” means Chesapeake Operating, L.L.C.

2.5                               “Confidential Information” means any information, data or material (regardless of the form) that is: (a) provided, disclosed or delivered to the Receiving Party by the Disclosing Party, any officer, director, employee, agent, attorney, accountant, contractor or other person or entity employed by Disclosing Party in any capacity, any customer, borrower or business associate of the Disclosing Party or any public authority having jurisdiction over the Disclosing Party or any business activity conducted by the Disclosing Party; or (b) produced, developed, obtained or prepared by the Receiving Party (whether or not such information was developed in the performance of this Contract) with respect to the Disclosing Party or any of the Disclosing Party’s assets, oil and gas or other prospects, business activities, officers, directors, employees, borrowers or customers; or (c) produced, developed, obtained or prepared by the Disclosing Party in connection with any audit performed pursuant to this Contract. Confidential information does not include information that: (a) is independently developed by Receiving Party after the Effective Date of this Contract without the use, reliance or benefit of Disclosing Party’s Confidential Information; (b) is or becomes publicly available through no fault of Receiving Party; (c) is obtained by the Receiving Party from a third party, who is under no obligation of confidence to Disclosing Party; and/or (iv) for which disclosure is required by court order or other governmental requirement, but only after providing Disclosing Party with reasonable notice prior to disclosure to allow Disclosing Party a reasonable opportunity to seek a protective order or equivalent.

2.6                               “KPIs” means Key Performance Indicators as may be set forth in separate SOW or Order.

2.7                               “Materials” means goods, supplies, products, materials, tools, equipment, machinery and similar items.

2.8                               “MSA” means Master Service Agreement referenced herein.

2.9                               “Oildex” means a cloud-based software that enables invoicing via electronic document exchange.

2.10                        “Order” means any written purchase order or other written request for Work by an Authorized Company Representative to Supplier, other than an SOW, during the Contract term.

2.11                        “Parties” means jointly the Company and the Supplier.

2.12                        “Project Areas” means the location(s) in which Work will be performed as listed in any related Scope of Work.

2.13                        “Scope of Work” means a written addendum to this Contract establishing the Work to be provided under this Contract.

2.14                        “Services” means performance of work for Company by or on behalf of Supplier.

2.15                        “SOW” means Scope of Work defined herein.

2.16                        “Supplier” means the contracting party executing this Contract and “Contractor” as defined in the MSA.

2.17                        “Supplier’s Price Book” means Supplier’s list of published rates for general industry use, regardless of format.

2.18                        “Work” means any Materials and Services within an applicable SOW or Order by an Authorized Company Representative.

3.              Company Commitment

Company is not obligated to offer any specific level or amount of Work under this Contract.  Failure to offer any contemplated level or amount of Work will not prejudice Company’s right to receive any pricing agreed to under this Contract.  Only an Authorized Company Representative may offer Work to Supplier.

4.              Supplier Acceptance

Supplier will make reasonable efforts to accept Company’s offer of Work under this Contract.

5.              Term of Contract

This Contract shall remain in full force and effect until terminated by either Party in accordance with the termination provisions contained herein.

6.              General Scope of Work

6.1                               Supplier will provide the Work for Company during the Contract term in conformance with this Contract, on an as needed basis as determined by Company and as may be further set forth in a related SOW or Order.

6.2                               Work under this Contract may only be performed in accordance with: 1) a related written SOW signed by a duly authorized officer of Company or their delegatee and an individual with authority to contractually bind Supplier; or 2) a related written Order issued by an Authorized Company Representative.

6.3                               Supplier will collaborate with Company to provide planning, logistics, technical support, quality assurance and cost-effective solutions that are Work-, industry- and geography-appropriate.

6.4                               Supplier will give immediate notice to the designated Company employee (name of designee to be provided after each Order is received) if a delay or interruption in performance is reasonably foreseen.

7.              Inspection and Acceptance

In addition to any inspection and acceptance criteria outlined in a related SOW or Order, at a minimum, all Work is subject to final inspection and acceptance by Company.  Company assumes no responsibility for Work until accepted by Company.  Acceptance of delivery alone will not constitute acceptance of the Work.

8.              Work and Materials Warranties

8.1                               Any conflict between the language stated within this Provision and within a related SOW or Order shall be resolved by giving control and precedence in the following order: 1) Order; 2) SOW; and 3) this Provision.  In addition to any warranties contained in the MSA, the Parties expressly agree to the following warranty provisions:

8.2                               Performance of Work

A.                                    Supplier shall perform all Work with due diligence, in a good, safe and workmanlike manner, using skilled, trained, competent and experienced workmen and supervisors, and in strict conformity with (1) the specifications and requirements contained herein and as set forth in an applicable SOW or Order; and (2) generally accepted industry standards and practices, and (3) all applicable worksite policies.

B.                                    Supplier shall furnish, at its sole risk and expense, all necessary trained, qualified, and/or certified (all as applicable) personnel, Materials, expertise and supervision reasonably necessary for the safe performance of Work by Supplier.  In any Work, Supplier shall only employ employees or utilize subcontractors whose employment is in compliance with all applicable labor, employment and other applicable laws.

8.3                               Warranty of Materials

A.                                    Supplier warrants full, clear, and unrestricted title to all Materials sold or otherwise transferred to Company by Supplier in connection with this Contract (excluding Materials leased or rented to Company), free and clear of any and all liens, security interests, encumbrances and claims of others.  Supplier warrants that it has the right to use all Materials leased or rented to Company.

B.                                    All Materials sold, leased, rented or otherwise furnished to Company by Supplier in connection with this Contract shall: (i) strictly conform to the applicable SOW’s and Order’s specifications; (ii) be new (unless otherwise specifically agreed to in an related SOW or  Order), of merchantable quality and suitable for the use for which they are ordinarily employed and for purpose(s) intended by Company and disclosed to Supplier in advance of purchase, lease or use; (iii) conform with all applicable laws, ordinances, codes and regulations; and (iv) be free from defects in design, materials, performance, operation and workmanship for a period of 12 months after being placed into service by Company, unless otherwise expressly stated in a related SOW or Order.

C.                                    All Materials leased or rented to Company by Supplier in connection with this Contract shall be in good working condition throughout the rental period specified in the applicable SOW or Order (misuse by Company excepted).  If any Materials leased or rented to Company by Supplier fail to operate per the specifications set forth in the applicable SOW or Order, or are otherwise inoperable through no fault of Company, Supplier shall promptly repair or replace such Materials at Supplier’s sole cost and expense, and shall waive all rental payments until such Materials are repaired or replaced.

D.                                    Unless otherwise set forth in a related SOW or Order, if any Material (or portions thereof) are found to be defective, nonconforming or unsuitable, whether before or after delivery and acceptance, Supplier shall on an expedited basis remove, replace, repair and/or correct, as applicable, the defective, nonconforming or unsuitable Material at Supplier’s sole risk and expense, including payment by Supplier to Company for all damages resulting therefrom notwithstanding any other provision contained in this Contract or the MSA, without additional cost or risk to Company.

E.                                     Any Material that is repaired or replaced pursuant to this Provision shall be subject to the same warranties and remedies as new Material.

F.                                      In addition to the warranties set forth herein, if Supplier is not the manufacturer of Materials sold or otherwise furnished to Company by Supplier under any Order (excluding Materials leased or rented to Company), Supplier will obtain assignable warranties for such Materials from its subcontractors, vendors and suppliers, which it will assign to Company, and Supplier will cooperate with Company in the enforcement of such warranties.  If such warranties are non-assignable, Company shall be deemed subrogated to Supplier’s rights thereunder.  With respect to Materials leased or rented to Company, Supplier will assign to Company its rights against any seller or manufacturer for the duration of the rental term.

8.4                               Warranty for Services

A.                                    Unless otherwise set forth in a related SOW or Order, if any Service is found to be defective, nonconforming or unsuitable whether or not the defective or nonconforming Service is discovered prior to the acceptance of the Service, Supplier shall, on an expedited basis, remediate or re-perform any defective, nonconforming or unsuitable Service at Supplier’s sole risk and expense, including payment by Supplier to Company for all damages resulting therefrom notwithstanding any other provision contained in this Contract, without additional cost or risk to Company.

B.                                    Any Service that is remediated or re-performed pursuant to this Provision shall be subject to the same warranties and remedies as new Service.

8.5                               Additional Warranties.

A.                                    Should Supplier refuse or fail to commence preparation for or actual remediation, removal, replacement, repair, re-performance and/or correction any such defective, nonconforming or unsuitable Work within 24 hours of notice by Company to Supplier, Company shall have the right to perform the remediation, removal, replacement, repair, re-performance and/or correction itself or to have the remediation, removal, replacement, repair, re-performance and/or correction conducted by a third party on an expedited basis.  Supplier shall be responsible for all costs of such remediation, removal, replacement, repair, re-performance and/or correction, including but not limited to any amounts payable to third parties, third-party certifications and testing, and Company’s internal costs.  Company may collect such amount directly from Supplier or by set-off against performance security, if any, or by deduction from other amounts due Supplier.  Any Work that is remediated, removed, replaced, repaired, re-performed or corrected pursuant to this Provision shall be subject to the same warranties and remedies contained herein.

B.                                    Notwithstanding and in lieu of the remedies provided in this Provision 8, Company may elect to have Supplier reimburse Company for the reasonable cost of the remediation, removal, replacement, repair, re-performance and/or correction, but in no event shall such cost of the remediation, removal, replacement, repair, re-performance or correction exceed 130% of the price of the Work, or portions thereof if such Work has been performed by Supplier, excluding other damages which Company may be entitled.

8.6                               Inspection and Verification of Materials.

A.                                    Supplier shall inspect all Materials furnished by Company for use in Work and shall notify Company of any apparent defects therein before using such Materials.  Notwithstanding any provision to the contrary contained in this Contract or the MSA, should Supplier use such Materials without notifying Company of any apparent defect(s), Supplier shall be deemed to have assumed all risk and liability for any mishap that may occur in operations conducted hereunder by reason of failure or defect(s) in such Materials; provided, however, that Supplier shall not be liable for any mishap due solely to unknown latent defects.

B.                                    Supplier shall verify and check the quantity, description and condition of all Materials furnished by vendors to Supplier, and all delivery tickets shall be properly certified as to receipt by Supplier’s representative.  Supplier must obtain prior written approval from an Authorized Company Representative prior to purchasing or renting any Materials for which Supplier is to be reimbursed by Company.

9.              Title and Risk of Loss

Notwithstanding any terms to the contrary contained in this Contract (as clarified in Provision 1) or the MSA, the Parties specifically intend and agree that the following provisions shall govern with respect to the subject matter contained therein with respect to all Work or portions thereof:

9.1                               Unless otherwise provided for in a related SOW or Order, with respect to all Work (excluding leased or rented Materials), title shall pass to Company upon Company’s acceptance, and if applicable, delivery of such Work.  Title shall include, but not be limited to, all tangible and intangible results, items and work product arising in the course of performing or constituting the results of the Work.  Any and all drawings or documents showing or describing the Work, including but not limited to “as-built” drawings, P&ID diagrams, equipment instructions and warranty documents, maps or any other materials which might facilitate utilization of the Work by Company or may be legally required to be created and/or maintained by Supplier or Company, shall be provided to Company as a precondition to compensation of Supplier.

9.2                               Unless otherwise provided for in a related SOW or Order, with respect to all Materials leased or rented to Company by Supplier, Supplier shall retain title to such Materials and no right, title or interest in such Materials (except Company’s right to possession, as appropriate) shall pass to Company.  While Materials leased or rented to Company by Supplier are under Company’s care, custody and control, Company assumes the risk of loss for damage to or destruction of such Materials where such damage or destruction results either from Company’s operations or from theft, fire, flood or other act of God.  However, Supplier shall bear the risk of loss for damage to or destruction of such Materials that results from or arises out of any other cause, including, without limitation, (1) Supplier’s operations; (2) normal wear and tear; (3) any defect in the design or manufacture of such Materials.

9.3                               Except for Materials leased or rented to Company by Supplier that are under Company’s care, custody and control, Supplier assumes the risk of loss for damages to or destruction of Supplier’s Materials, regardless of how such damage or destruction occurs, and Company shall be under no liability to reimburse Supplier for any such loss or damage thereto.

9.4                               Notwithstanding anything contained in the MSA, Supplier shall be liable and responsible for damage to or destruction of Company’s Materials where such damage or destruction results from or arises out of Supplier’s (1) operations or (2) use of Company’s Materials that contain an apparent defect if Supplier has failed to notify Company of such defect.

10.       Purchase of Materials

With respect to an Order for the purchase of Materials, (a) if such Order is construed as an offer, it expressly limits acceptance by Supplier to the terms of the Order and this Contract, and (b) if such Order is construed as an acceptance of an offer, it is expressly conditioned on Supplier’s agreement to any additional or different terms contained herein.  All sections of the Uniform Commercial Code which expressly or impliedly protect a buyer are hereby incorporated by reference.

11.       Subcontractors

Notwithstanding any terms to the contrary contained in the MSA or this Contract, the Parties specifically intend and agree that, unless otherwise set forth in an SOW or related Order,

Supplier may subcontract portions of the Work (but not all of the Work) as it shall determine to be necessary to subcontractors; provided, however, that Company has the right to reject and/or remove any subcontractor from a Company location or require that a subcontractor not perform Work under this Contract in Company’s sole and absolute discretion.  Supplier acknowledges and agrees that:

11.1                        This Provision shall not operate to limit or relieve in any way any obligation of Supplier to Company under this Contract, including obligations with respect to the conduct, quality and completion of the Work, in strict accordance with the terms of this Contract;

11.2                        Subcontractors hired by Supplier shall be required by Supplier to comply in writing with the terms and conditions of this Contract, and Supplier shall be responsible for ensuring such compliance;

11.3                        Supplier is liable to Company for all acts, omissions and defaults of Supplier’s subcontractors (and those of the personnel, agents and invitees of such subcontractors) relating to the Work, to the same extent as if they were the acts, omissions and defaults of Supplier;

11.4                        Supplier agrees to provide a list of all subcontractors performing Work under this Contract.   After execution of the Contract, if any change to the subcontractor list is required, Supplier agrees to promptly update the subcontractor list and submit it in accordance with the notice provisions herein.  If reasonably possible, such updates must be provided at least seven days prior to the subcontractor performing any Work; and

11.5                        For any Work performed by a third-party on behalf of Supplier, Supplier, not the third party, shall invoice Company at the agreed upon, documented cost.

12.       Environmental Health and Safety

12.1                        Supplier shall ensure that all Work conforms to all applicable environmental, health and safety rules, regulations and applicable law.

12.2                        Supplier shall reasonably cooperate in any environmental, health and safety assessments or audits performed by Company.

12.3                        Upon request of Company, Supplier will participate in applicable safety meetings while on Company locations.

12.4                        If Supplier provides any Work on a Company location, or upon the request of Company, Supplier shall join and maintain membership to ISNetWorld at its own expense.

12.5                        All Supplier personnel providing Work under this Contract on a Company location must complete Safeland, Rig Pass or Safegulf orientation training and provide documentation of completion prior to commencement of Work.

12.6                        All Supplier personnel providing Work under this Contract on a Company location must attend Company’s contractor orientation prior to commencement of Work.

12.7                        All Supplier personnel, agents, and invitees on Company locations will either wear a uniform or an identification badge that displays the name of the Supplier and the individual’s first and last name.

13.       Firm Fixed Price

Unless otherwise provided in a related SOW or Order, Supplier’s pricing terms and discounts set forth in this Contract shall, except as expressly provided herein, constitute firm fixed prices, and remain fixed for the term of the related SOW or Order.  Any pricing adjustments shall be mutually agreed to in writing by Company and Supplier prior to implementation by Supplier.

14.       Pricing

14.1                        All rates for the Work shall be billed by Supplier in accordance with a related SOW or Order.

14.2                        Supplier’s prices shall not include sales, value added taxes, use or similar taxes.  Such taxes, where applicable, shall be added to the total prices and invoiced accordingly. Invoices must delineate the type of tax being charged (i.e. sales, use, etc.,) and if the tax is one that is legally the liability of Supplier but is being passed through to Company, the invoice shall denote that such tax is being passed through.  If tax legislation is enacted or reinterpreted in a particular jurisdiction requiring Supplier to increase or adjust the taxes, duties or levies it collects on Work, the Parties agree to meet in good faith to adjust Supplier’s compensation until Supplier can adjust its invoices accordingly.

15.       Invoicing and Payment Terms

Unless otherwise stated in a related SOW or Order, all invoicing and payment terms shall be in accordance with the following provisions:

15.1                        Invoices

A.                                    No invoices will be paid prior to Work being delivered or completed and accepted.

B.                                    All invoices must be submitted within 12 months after completion of Work.  In any event, Company reserves the right to refuse payment in full on any invoices received after 12 months, and Supplier agrees that Company shall be forever discharged from any obligations related to such payments for such invoice or Work related thereto.  Notwithstanding anything to the contrary in this Provision, Company reserves the right to pay discharged invoices submitted after the required time frame with reduction of 10% of the total invoice amount per month after the expiration of the required timeframe stated above.  Any full or partial payment by Company of a discharged invoice does not constitute a waiver of the discharged status of the related invoice.

C.                                    Supplier shall submit an original invoice electronically via Oildex.  All invoices must include the following:

i.                                          Name and address of Supplier;

ii.                                       Invoice date and number;

iii.                                    Work start and end date, or delivery date;

iv.                                   Contract number, Contract Line Item Number, and if applicable, Purchase Order Date and Number;

v.                                      AFE number;

vi.                                   Well number;

vii.                                Detailed description, quantity, unit of measure, unit price and extended price of the items delivered;

viii.                             Shipping number and date of shipment, if applicable;

ix.                                   Terms of any discount for prompt payment offered;

x.                                      Payment address, if different; and

xi.                                   Name, title, and phone number of person to notify in event of defective invoice or billing questions.

D.                                    Invoices that include an attached field ticket signed by a Company employee will constitute acceptance that the Supplier was on site and provided a minimum level of Work.  It will not validate quantity or price unless otherwise stated in a related SOW or Order.

15.2                        Payment

A.                                    Payment Method.  Payment shall be made via Automatic Clearing House (ACH) for Work accepted by Company.

B.                                    Overpayment.  If Supplier becomes aware of a duplicate invoice payment or that Company has otherwise overpaid on an invoice payment, Supplier shall—

i.                                          Remit the overpayment to Company along with a description of overpayment including the—

a.                                      Circumstances of the overpayment (e.g.  duplicate payment, erroneous payment, date(s) of overpayment);

b.                                      Affected contract number(s), invoice number(s), check number(s) and delivery order number(s), if applicable;

c.                                       Affected contract line item or subline item, if applicable; and

d.                                      Contract point of contact.

ii.                                       Additionally provide a copy of remittance and supporting documentation in accordance with the notice provisions contained herein.

C.                                    Delay of Payment.  Company may withhold any payment until Supplier provides Company with (a) proof that there are no unsatisfied claims for labor, Materials or for injuries to persons or property not covered by insurance, and (b) proof of compliance with the insurance requirements set forth in the MSA.  Further, in the event of any dispute concerning the amount of any payment, Company may withhold payment of the disputed amount until Company and Supplier settle such dispute.

D.                                    Set-Off.  Company may set-off against payments due Supplier any amount due and owing Company by Supplier for any reason.

E.                                     Terms.  Unless otherwise provided in a related SOW or Order, payment for invoices are due 30 days from date of receipt by Company.  For purposes of this Provision, any time calculation shall begin on the date a correct invoice in full compliance with the invoicing requirements herein is received by Company and any resulting due date falling on a weekend or holiday shall move to next business day.

16.       Audit

The Parties specifically intend and agree that the Audit provision(s) of the MSA is stricken in its entirety and replaced with the following:

16.1                        Supplier shall maintain during the course of the Work, and retain not less than three years after completion thereof, complete and accurate records of all costs of Supplier, Supplier’s contractors or subcontractors (of any tier) and its and their respective parent, subsidiaries and affiliates (for purposed of this Provision 16 “Supplier Group”) which are chargeable to Company under this Contract; and Company shall have the right, during normal working hours, to inspect, reproduce, audit and inspect those records by authorized representatives of its own, or any third-party contract compliance auditing firm selected by Company.  The records to be thus maintained and retained by Supplier Group must provide sufficient detail for such charges and shall include (without limitation):

A.                                    All invoices billed to Company;

B.                                    Payroll records (hours, employee name, employee classification, multiplier breakdown, etc.) and timesheets that account for total time worked related to Work;

C.                                    Canceled payroll checks (or time/detail register from Kronos or other workforce managements system then used by Supplier, if applicable) or signed receipts for cash payroll;

D.                                    Third-party invoices (including all back-up details) for purchases, receiving and issuing documents, and all inventory records for Supplier’s stock or capital items rebilled to Company;

E.                                     Paid invoices and canceled checks (or electronic payment records, if applicable) for purchased Materials, subcontractor and third-party charges;

F.                                      Detailed asset ledgers to support any Supplier-owned Materials billed to Company;

G.                                    Records relating to air freight and ground transportation, including but not limited to handling, hauling and disposing of materials/equipment; and

H.                                   Accurate, auditable records of gifts, entertainment and gratuities with a value of $10.00 or more to individual Company personnel.

Notwithstanding the foregoing, under no circumstances will Supplier be obligated to retain, nor may Company request to audit, any records with respect to any Work completed before November 1, 2014.

16.2                        In addition, Supplier shall assist Company with respect to ensuring that all members of Supplier Group, including in Supplier’s contracts with members of Supplier

Group, adhere to and comply with the same requirements herein and shall cooperate fully to enforce Company’s right to audit and inspect records and accounts with respect to Work provided hereunder by any member of Supplier Group (including their successors and assigns).

16.3                        Both Parties understand that as a demonstration of the trust shared in the alliance relationship, Company will routinely pay invoices promptly without detailed scrutiny.  Notwithstanding the foregoing, to preserve the integrity of the relationship and to provide a reasonable level of quality assurance with respect to contract compliance, it is necessary to periodically conduct a detailed audit in accordance with the defined parameters stated herein.

16.4                        Electronic Data File.  In conducting the audit, Company may require that Supplier provide electronic data files containing all required information for all Company invoice activity for the entire audit period.  The data files shall be in a file format compatible with industry accepted financial software applications (MS — Excel, Access), and contain data elements of all items invoiced by the Supplier.  A listing of the minimum data field requirements is included in the attached Exhibit “A” titled Auditing Procedures, Section 1.

16.5                        Statistical Sampling.  As it is not administratively feasible for either Party to conduct an audit of the entire population of invoices, both Parties agree that statistical sampling and extrapolation techniques premised upon proven scientific principles and analyses shall be used.  Accordingly, both Parties shall comply with the language as stated in the attached Exhibit “A” titled Auditing Procedures, section 2.

16.6                        As part of the audit process, both Parties understand and agree that should errors occur, payment shall be made in accordance with the following terms.  For all errors found in Company’s favor, such errors shall be offset by the errors in favor of Supplier, and if the total aggregate errors found demonstrate underpayments to the Supplier, Company shall reimburse Supplier for the corresponding underpayments.  Conversely, should the total aggregate errors found demonstrate overpayments to Supplier, then Supplier shall reimburse Company for the corresponding overpayments made.  Both Parties agree that any undercharges or overpayments, once identified and agreed upon, shall be paid within 30 days of notice to the other Party.

16.7                        Supplier shall make available a responsible party with the authority and ability to promptly respond to audit questions, assist in document interpretation, and authorize requests for information. Supplier may exclude any trade secrets, formulae, processes, or payroll records from such inspection and audit, except to the extent they relate directly to payments or reimbursements in accordance with an Order, in which case Company shall hold such information confidential. Both Parties also agree that each shall bear its own internal and external costs incurred in conducting and supporting this audit process. Further, it is agreed that all documents to be reviewed by Company will be copied by Supplier, at Supplier’s expense.

17.       Contract Administration

Supplier will support and manage the Contract by, at a minimum, providing in writing the name(s) and contact telephone number(s) of the individual(s) that will be the primary contact for this Contract via the Company provided Supplier’s Contract point of contact (POC) document.  Should any changes in personnel for this position occur, Supplier will promptly notify Company of such changes via an updated Supplier’s Contract POC document and in accordance with the notice provisions herein.

18.       Termination

Notwithstanding any terms to the contrary contained in the MSA, the Parties expressly intend and agree that unless otherwise provided in a related SOW or Order, the following termination provisions shall govern with respect to this Contract or any portion of the Work rendered pursuant to this Contract:

18.1                        Convenience.  Upon 15 days’ notice to Supplier, Company may terminate this Contract, any related SOW, Order or any portion of the Work being furnished by Supplier hereunder, for any reason or no reason and without penalty.

18.2                        Cause.  Upon notice to Supplier, Company may immediately terminate this Contract, any related SOW, Order or any portion of the Work being furnished by Supplier hereunder, for cause if, in the opinion of Company, Supplier:

i.                                          Breaches or fails to perform any of the material terms and conditions of this Contract and fails to cure the same within a reasonable timeframe specified by Company;

ii.                                       Fails to commence the performance of the Work;

iii.                                    Causes, by any act or omission, the material stoppage, delay or interference with Company’s business operations or that of any of Company’s other contractors or suppliers;

iv.                                   Becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization or assignment; or

v.                                      Establishes a pattern, in the reasonable opinion of Company, of noncompliance with obligations related to environmental, health and safety matters.

18.3                        Actions Required.  Upon receipt of notice of termination, unless the notice otherwise directs, Supplier shall immediately (1) discontinue the Work and placing of orders and subcontracts in connection with this Contract; (2) transfer to Company all materials, supplies, work in progress, tools and equipment acquired by Supplier for delivery to Company in connection with this Contract; (3) take such action as may be necessary or as Company may direct to protect and preserve the Work; and (4) deliver to Company all plans, drawings, specifications and other necessary information related to the Work that would have been delivered to Company in the absence of termination.

18.4                        Remedies.  Company’s sole and exclusive liability to Supplier under this Provision shall be: (1) payment to Supplier for performance of Work, or portions thereof, satisfactorily performed, delivered and accepted by Company through the date of termination in accordance with rates in this Contract; and, if terminated for convenience then (2) reasonable costs actually incurred by Supplier as a direct result of termination by Company for non-cancellable or non-terminable charges directly related to the performance of Work. Company’s liability pursuant to this Provision 18.4 shall not exceed the amount that would otherwise be payable to Supplier in the absence of termination. Company shall not be liable to Supplier for loss of profits incurred as a result of termination by Company. In the event of termination for cause, Company may purchase the Work elsewhere and charge Supplier for any loss or added cost incurred as a result up to, but not exceeding 20% of the amount that would be charged by Supplier for the same or similar work. Such termination and charges for additional costs shall be without prejudice to the other legal or equitable remedies which may be available to Company. Termination by Company shall not be an exclusive remedy, but shall be in addition to any other rights and remedies provided by law to Company.

19.       Laws, Rules and Regulations

19.1                        Company and Supplier will comply with all laws, rules, and regulations, whether federal, state or local, that are now or may become applicable to Work covered by this Contract, or arising out of the performance of such Work, and any SOW or related Order, including, without limitation, the laws, statutes, rules, and regulations referenced herein and any amendments thereto.  If either Party violates any of these laws, rules, and regulations, the violating Party agrees to immediately reimburse the other Party for any fines, penalties, costs, expenses, and attorney fees that the non-violating Party incurs or pays as a result of the violation.

19.2                        Supplier makes the representations and warranties, and agrees to comply with the requirements, set forth in Exhibit “B” attached hereto.

19.3                        Supplier represents that neither Supplier nor any of its subsidiaries or affiliates has engaged in any activity in or with any of the following unless authorized under applicable law, including of the United States: (i) countries identified as a “State Sponsor of Terrorism” or (ii) persons or entities designated on the Office of Foreign Assets Control (“OFAC”) List of Specially Designated Nationals and Blocked Persons (“SDN List”).

19.4                        During the performance of this Contract, Supplier agrees as follows:

A.                                    Supplier will not discriminate against any employee or applicant for employment because of race, color, religion, sex, sexual orientation, gender identity or national origin.  The Supplier will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, sexual orientation, gender identity or national origin.  Such action shall include, but not be limited to the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.  The Supplier agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this nondiscrimination clause.

B.                                    Supplier will, in all solicitations or advancements for employees placed by or on behalf of the Supplier, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, sexual orientation, gender identity or national origin.

C.                                    Supplier will not discharge or in any other manner discriminate against any employee or applicant for employment because such employee or applicant has inquired about, discussed or disclosed the compensation of the employee or applicant or another employee or applicant. This Provision shall not apply to instances in which an employee who has access to the compensation information of other employees or applicants as a part of such employee’s essential job functions discloses the compensation of such other employees or applicants to individuals who do not otherwise have access to such information, unless such disclosure is in response to a formal complaint or charge, in furtherance of an investigation, proceeding, hearing or action, including an investigation conducted by the employer, or is consistent with Supplier’s legal duty to furnish information.

D.                                    Supplier will send to each labor union, or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the agency contracting officer, advising the labor union or workers’ representative of Supplier’s commitments under Section 202 of Executive Order No. 11246 of September 24, 1965, as in effect at any given time, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

E.                                     Supplier will comply with all provisions of Executive Order No. 11246 of Sept. 24, 1965, as in effect at any given time, and of the rules, regulations and relevant orders of the Secretary of Labor.

F.                                      Supplier will furnish all information and reports required by Executive Order No. 11246 of September 24, 1965, as in effect at any given time, and by the rules, regulations and orders of the Secretary of Labor, or pursuant thereto, and will permit access to Supplier’s books, records and accounts by Company and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations and orders.

G.                                    In the event of Supplier’s noncompliance with the nondiscrimination clauses of this Contract  or with any of such rules, regulations or orders, this Contract may be cancelled, terminated or suspended in whole or in part and Supplier may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order No. 11246 of Sept. 24, 1965, as in effect at any given time,  and such other sanctions may be imposed and remedies invoked as provided in Executive Order No. 11246 of September 24, 1965, as in effect at any given time,  or by rule, regulation or order of the Secretary of Labor, or as otherwise provided by law.

H.                                   Supplier will comply with all provisions Executive Order 13465 (Employment Eligibility Verification); 73 FR 67704, as in effect at any given time.

I.                                        Supplier will comply with all provisions Executive Order 13496 (Employee Rights Under National Labor Relations Act): 29 CFR 471, Appendix A to Subpart A, as in effect at any given time.

J.                                        Supplier and its subcontractors will comply with all the requirements of 41 CFR 60-300.5(a), as in effect at any given time, which prohibits discrimination against qualified protected veterans, and requires affirmative action by covered prime contractors and subcontractors to employ, and advance in employment, qualified protected veterans;

K.                                    Supplier and its subcontractors shall abide by the requirements of 41 CFR 60-741.5(a), as in effect at any given time.  This regulation prohibits discrimination against qualified individuals on the basis of disability, and requires affirmative action by covered prime contractors and subcontractors to employ, and advance in employment, qualified individuals with disabilities;

L.                                     Supplier will comply with all provisions of the Foreign Corrupt Practices Act as described in 15 U.S.C. 78dd-1, et al, as in effect at any given time; and

M.                                 Any provision of any law, rule or regulations that is required to be a part of this Contract by virtue of any such law, regulation, rule or order is incorporated herein by reference.

20.       Confidentiality

The Parties expressly intend and agree that the Confidentiality provision(s) of the MSA is stricken in its entirety and replaced with the following:

20.1                        Each Party agrees not to disclose, or use for any purpose other than the performance of this Contract, any Confidential Information of the other Party. The Receiving Party may disclose Confidential Information of the Disclosing Party only to the Receiving Party’s employees or subcontractors who need to have access to such Confidential Information in order for Supplier to perform the Work or for either Party to otherwise comply with this Contract, provided that the Receiving Party shall inform such employees or subcontractors of the confidential nature of the Confidential Information and the Receiving Party shall require them to be bound in writing by the restrictions contained in this Provision concerning Confidential Information. The Receiving Party shall undertake reasonable measures to safeguard and protect all Confidential Information in its custody or control, and shall be responsible for any breach of this Provision by any person to whom the Receiving Party has directly or indirectly disclosed Confidential Information. The Receiving Party will promptly give notice to the Disclosing Party (if to Company at legal@chk.com, and if to Supplier at legalcontracts@ftsi.com) if it becomes aware of or suspects any unauthorized use, disclosure or breach of the Confidential Information. The Receiving Party agrees to reasonably assist the Disclosing Party in remedying any such unauthorized use, disclosure or breach of the Confidential Information. If the Receiving Party is required to disclose Confidential Information pursuant to any court order or other governmental requirement, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement for disclosure in sufficient time to enable the Disclosing Party to seek appropriate protection of such Confidential

Information. The Receiving Party agrees that upon request by the Disclosing Party at any time, or upon termination of this Contract, the Receiving Party will deliver to the Disclosing Party all of the information, data and material containing Confidential Information or, at the Disclosing Party’s request, destroy such Confidential Information and provide a certification of such destruction to the Disclosing Party.

20.2                        Each Party’s obligations with respect to Confidential Information shall survive three years from the termination, cancelation or expiration of this Contract.

21.       Publicity

Supplier agrees that it may not use in external customer or sales lists, customer reference, advertising, press release, promotion or any form or manner of publicity whatsoever (including on the Internet) the name of Company or its parent, subsidiaries or affiliates, or any trademark, trade dress, service mark, trade name, symbol or any abbreviation or contraction thereof owned by or referring to Company or its parent, subsidiaries or affiliates except as required by any court, governmental agency, law, rule or regulation or without the prior express written consent of an authorized officer of Company, which consent may be given, withheld or withdrawn in Company’s sole and absolute discretion.

22.       Waiver

No failure by a Party to enforce any provisions hereof after any event of default by the other Party shall be deemed a waiver of a Party’s rights with regard to that event, or any subsequent event.  Waiver shall not be construed to be a modification of terms of this Contract.

23.       Amendment

This Contract may not be amended or modified except if (i) in writing and (ii) signed by a duly authorized officer or their delegatee of the Company and Supplier.   This Contract and the MSA constitute the entire agreement between the Parties with respect to and supersede and replace all prior discussions, negotiation and agreements with regard to the Work expressly set forth and agreed in this Contract.  The terms of any Supplier’s bid, proposal, invoice, statement, quotation, purchase order, published rate or price schedule, or any other type of similar documentation, regardless of whether presented before or after the effective date of this Contract, is of no effect and does not govern any transaction between Company and Supplier with regard to the Work expressly set forth and agreed in this Contract.

24.       Assignment

Notwithstanding any provision to the contrary contained in the MSA, the Parties specifically intend and agree that Supplier may NOT sell, transfer or assign this Contract or any portion thereof, without written consent of Company.

25.       Severability

If any provision of this Contract is inconsistent with, or contrary to, any applicable law, rule or regulation, or if any provision of this Contract is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed to be modified to the extent required to comply with said law, rule or regulation, or to make it valid and enforceable, and this Contract, as so modified, shall remain in full force and effect.  If said provision cannot be so modified, it shall be deemed deleted and the remainder of the Contract shall continue and remain in full force and effect.

26.       Counterpart Execution

This Contract may be entered into in one or more counterparts, with each executed counterpart deemed to be an original against any Party whose signature appears thereon, and all counterparts, taken together, constitute one and the same instrument.  A copy of this Contract signed by a Party hereto and delivered electronically to the other Party shall have the same force and effect as the delivery of an original of this Contract containing the original signature of such Party.

27.       Survival

The following titled provisions will survive the termination, cancelation, or expiration of this Contract: Inspection and Acceptance, Title and Risk of Loss, Invoicing and Payment Terms, Audit, Actions Required, Remedies, General Warranties, Confidentiality, Publicity, any warranty provisions contained in an SOW or Order, and any other provision of this Contract that must survive termination, cancelation or expiration to fulfill its essential purpose.

28.       Governing Law

Notwithstanding any provision to the contrary contained in the MSA, the Parties expressly intend and agree that this Contract and the MSA shall be governed, construed and interpreted in accordance with the laws of Oklahoma without regard to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Oklahoma.

29.       Venue; Forum

Notwithstanding any provision to the contrary contained in the MSA, the Parties expressly intend and agree that that any dispute arising out of or relating to this Contract or the MSA shall only be commenced or filed in the District Court of Oklahoma County or the United States District Court for the Western District of Oklahoma.  The Parties agree to consent to the jurisdiction of these courts and that they are the sole and exclusive judicial forums for any litigation between the Parties.

30.       Notices

30.1                        All notices and other communications hereunder shall be deemed to have been given when made in writing and either (a) delivered in person, (b) delivered to any agent, such as an overnight or similar delivery service, (c) delivered via electronic facsimile, or (d) deposited in the US mail, postage prepaid, certified or registered.

30.2                        All notices to Company shall be addressed to the Company Contract Manager with a copy to the Legal Department at:  6100 N.  Western, Oklahoma City, Oklahoma 73118.

30.3                        All notices to Supplier shall be addressed to the attention of the Office of the General Counsel — Transactions at 777 Main Street, Suite 2900, Fort Worth, Texas 76102; or legalcontracts@ftsi.com.

31.       Force Majeure

In addition to the Force Majeure Provisions contained in the MSA, the Parties intend and further agree that, except for a Party’s indemnification obligation,  neither Company nor Supplier shall be obligated to compensate the other for delays resulting from influences or acts outside their control constituting force majeure, including, but not limited to, acts, orders, rules, decrees, instructions or other requirements of governmental authorities, insurrections, riots, acts of terrorism, vandalism, sabotage, quarantines, floods, storms, hurricanes, tornadoes, droughts or other adverse weather conditions, fires and explosions.

32.       Order of Precedence

Unless otherwise provided for within this Contract, any inconsistency or conflicts in this Contract will be resolved by giving governing precedence in the order below, unless otherwise stated herein:

1.  Contract Provisions listed above;

2.  Related Scope(s) of Work;

3.  Pricing related attachments to Scope(s) of Work;

4.  Related Orders; then

5.  Other incorporated documents, exhibits, and attachments.

End of Contract

CONTRACT (CW2232420)

EXHIBIT “A”

AUDITING PROCEDURES

1. Electronic Data File Audits:

Electronic data file audits will entail review of all invoice data for the audit period in electronic file format.  At a minimum, the data files will contain the following field requirements:

Payroll Data (Services)
Invoice Data
Employee name
Invoice number (all)	Employee number
Invoice date (all)	Work week ending
Employee name (services)	Job classification
Employee number (services)	Wage code (ST, OT, DT, etc.)
Job classification (services)	Union code
Wage code (ST, OT, DT, etc.) (services)	Date worked
Union code (services)	Job number
Date worked (services)	Hours
Job number (all)	Hourly Rate
Contract/Purchase Order number (all)	Gross Wages
Supplier Sales Order number (materials)	SUTA Wages
Transaction Type (stock vs. buyout) (materials)	SUTA Taxes
Ship-to address (materials)	FUTA Wages
Ship date (materials)	FUTA Taxes
Client Product code/part number (materials)	FICA Wages
Supplier Product code/part number (materials)	FICA Taxes
Supplier Product description (materials)
Product (service) description (all)	Equipment Asset Ledger
Equipment number (rentals)	Equipment number
Equipment description (rentals)	Equipment description
Rental begin date (rentals)	Equipment size and
Rental end date (rentals)	characteristics
Quantity (all)	Year of acquisition
Unit-of-measure (all)
Unit cost billed (materials)
Unit price billed (all)
Total dollars invoiced (all)
Tax (all)
Freight (materials)

2. Statistical Sampling Audits

Statistical sampling audits will be conducting using the following sample and extrapolation procedure:

A computer generated random sample of an appropriate number of invoices/transactions shall be selected from the population of invoices/transactions covering the audit period, (generally three years).  Two statistical tests shall be performed on the sample: the z-test to validate the sample mean and the chi-square test to validate sample variance.  These tests will allow the assumption, with a probability of error being less than one percent (p<.01), that the characteristics of the sample are representative of the characteristics of the population.  Therefore it shall be a valid statistical procedure to extrapolate the error rate found in the sample to the total population.  The resulting simple equation shall be:

error value of the sample		error value of the population

=

dollar value of the sample		dollar value of the population

The above statistical audit procedure is intended to represent a general conceptual approach, not an inflexible policy indiscriminately applied to all audit situations.   It is recognized that each audit is a unique situation that requires fair and responsible judgment in the application of statistical procedures to the quantification of errors.  There are some types of errors that are isolated or singular events, which do not have the probability of recurring throughout the population.  These types of errors will not be extrapolated.  Only errors that have the probability of being recurrent events throughout the population will be extrapolated.  At the close of the audit, Supplier will have the opportunity to review all findings presented.  Errors will be excluded from the extrapolation only after mutual consent of both the Supplier and Company.

End of Exhibit “A”

CONTRACT (CW2232420)

EXHIBIT “B”

Requirements and Disclosures Concerning Immigration Laws

a.                                      Supplier shall comply with all applicable federal, state, and local laws concerning immigration and will ensure that all of Supplier’s personnel are lawfully allowed to work in the United States.  Supplier agrees to obtain and maintain all legally required documentation, including Form I-9’s.

b.                                      Supplier represents and warrants that it is aware of, understands, and is currently in compliance with all applicable immigration laws, and is not knowingly employing any workers performing Services under this Contract in violation of such immigration laws.

c.                                       Supplier represents and warrants that it has not been the subject of enforcement or other action by U.S. Immigration and Customs Enforcement (“ICE”) and agrees to immediately inform Company (within 24 hours) if it receives notice from ICE or any other government agency concerning or relating to any investigations, inspections, or audits regarding immigration issues.   Upon receipt of such notice, or if Supplier has failed to disclose any prior actions by ICE, Company reserves the right to terminate this Contract (including suspension or termination of any outstanding Work or Services, or any Order) immediately, in its sole discretion.

d.                                      From time to time as Company may request in its sole discretion, Supplier shall, at its expense, audit such Form I-9’s as Company may designate.  At Company’s option, such audit shall be performed either by Supplier, or by Supplier’s third party immigration attorney or consultant, which attorney or consultant must be experienced and trained in the field of immigration compliance.  Such audit shall be completed within five days after Company’s request, and Company may suspend any Work or Services under this Contract or any Order pending the completion of such audit.

End of Exhibit “B”